Exhibit 10.59

September 27, 2010

John R. Rutherford

5568 Candlewood Lane

Houston, TX 77056

Dear John:

Pursuant to our discussions, the following shall set forth the employment agreement (this “Agreement”) between Plains All American GP LLC (the “Company”) and John R. Rutherford (“Executive”).

1.             Title and Position.  Executive’s position will be Executive Vice President of the Company with primary responsibility for acquisitions and strategic planning.  Executive will report to the Chairman and Chief Executive Officer (“CEO”) and/or President and Chief Operating Officer (“COO”) as appropriate for the circumstances.

2.             Compensation.  Executive’s compensation will include:

a.                                       Base Salary.  A monthly salary of $20,833.33, payable semi-monthly in cash for so long as Executive is employed by the Company.  This amount may be increased by the Company from time to time, but may not be decreased from this base level, or any future increased level, without Executive’s express written approval.

b.                                      Bonus.  Executive will participate in the Company’s annual discretionary bonus program.  The amount of bonus recommended to the Board annually with respect to Executive will be dependent upon the CEO and COO’s assessments of both Executive’s individual contributions throughout the year and the overall partnership performance.  Subject to the continued service requirements described below, for calendar years 2010, 2011 and 2012, Executive’s annual bonuses will not be less than $1 million (the “Minimum Annual Bonuses”); provided that, for calendar year 2010, Executive’s Minimum Annual Bonus shall be prorated based on his official start date with the Company. The Minimum Annual Bonuses shall be paid in cash on the earlier of the date that the annual bonus payments are made to the other participants in the annual discretionary bonus program or February 28th of the year following the applicable calendar year. The Company’s obligation to pay a Minimum Annual Bonus is contingent upon (i) Executive’s remaining employed by the Company as of the date on which the applicable Minimum Annual Bonus payment is due (unless Executive’s failure to remain employed results from a “Change in Status,” as defined below) and (ii) continued compliance with the terms of the Confidentiality Agreement, as defined in Section 5 below. The phrase “Change in Status” means (A) the termination of Executive’s employment by the Company other than a Termination for Cause, or (B) the termination of Executive’s employment by Executive due to the occurrence, without Executive’s written consent, of (i) any material diminution in authority, duties or responsibilities, (ii) any material reduction in base salary or (iii) any other action or inaction that constitutes a material breach of this agreement by the Company.  A termination by Executive shall not constitute a Change in Status unless (1) Executive provides written notice to the Company of the condition in (B)(i),(ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition, (2) the Company fails to remedy the condition within the 30-day period following such notice and (3) you terminate your employment within 10 days of the end of the 30-day period. As used herein, a termination of the Employee’s employment means a “separation from service,” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). “Termination for Cause” shall have the meaning ascribed in the LTIP Grant letter referenced in sub-paragraph c. below.

c.                                       LTIP Grant.  Executive will receive an initial grant of 100,000 Phantom Units under the Company’s Long-Term Incentive Plan (LTIP) that vest upon the achievement of both performance and minimum service as follows:

Vest	Performance Qtrly distribution (Annual Rate)	Minimum Service
25%	$0.975/unit ($3.90/unit)	2 yr. Anniv. 2012*
25%	$0.975/unit ($3.90/unit)	May 2013
25%	$1.0125/unit ($4.05/unit)	May 2014
25%	$1.05/unit ($4.20/unit)	May 2015

*earliest vesting will occur on the first distribution date following the anniversary

Grants include distribution equivalent rights (DERs) that vest upon achievement of performance benchmarks.

The terms of Executive’s grant of Phantom Units are generally set forth in the form exemplar LTIP Grant letter that has been provided to Executive contemporaneously herewith; provided, however, that in the event of a “change of control” (as defined in the LTIP Grant letter) within the first year of Executive’s employment, 25% of Executive’s Phantom Units will automatically vest if a Change of Status occurs within one year of such change of control.

d.                                      Class B Units.  Executive will receive an initial grant of 10,000 Class B units in Plains AAP, L.P. that earn and vest as follows:

Earn	Performance Qtrly distribution (Annual Rate)	Minimum Vest Service
25%	$0.975/unit ($3.90/unit)	(1)
25%	$1.0125/unit ($4.05/unit)	(1)
25%	$1.05/unit ($4.20/unit)	(1)
25%	$1.125/unit ($4.50/unit)	(1)

(1)    Executive will “earn” each tranche of units as described above 180 days after achievement of the respective performance benchmarks.  Prior to January 2017, the Company retains a call right on “earned” units such that, if Executive terminates his employment prior to:

a.               January 2015, the call right is 50% of the fair market value of Earned Units on date of departure;

b.              January 2017, but after January 2015, the call right is 75% of the fair market value of Earned Units on date of departure.

The Company’s call right must be exercised within sixty (60) days of Executive’s termination, otherwise such units shall vest and not be subject to being called.

The remaining terms of Executive’s grant of Class B units are generally set forth in the form exemplar Class B Restricted Units Agreement that has been provided to Executive contemporaneous herewith; provided, however, that: (a) in the event of a “change of control” (as defined in the Class B Restricted Units Agreement) within the first year of Executive’s employment, 25% of Executive’s Class B units will automatically vest if he is terminated other than for “Cause” (as defined in the Class B Restricted Units Agreement) within one year of such change of control; and (b) in the event of a change of control after the first year of Executive’s employment, Executive will vest in any “earned” tranches of Class B units (without regard to the 180 day lag period) as well as the next succeeding incremental tranche of Class B units upon the change of control (without regard to Executive’s employment status) and any unvested units will be canceled.

3.             Expense Reimbursement.  Company shall reimburse Executive for all reasonable business expenses, including travel and entertainment, and membership dues at one country club or athletic club.

4.             Benefits.  Executive shall receive and be entitled to other employment benefits, including: (a) four weeks paid vacation, (b) up to 10 days sick leave with pay, (c) participation in the Company’s 401(K) Plan, and (d) all health and welfare benefits, including insurance, provided to other senior executives of the Company, on the same basis and terms as other senior executives of the Company.

5.             Confidentiality and Non-Solicitation.  Executive and the Company shall execute a Confidential Information and Non-Solicitation Agreement (the “Confidentiality Agreement”) substantially in the form of Exhibit “A” attached hereto.  The rights and obligations set forth in the Confidentiality Agreement shall survive the termination of this Agreement.

6.             Commencement of Employment; Term and Termination.  Employment of Executive shall commence on October 1, 2010.  Either party may terminate Executive’s employment at any time; however, such termination shall not affect the provisions of this Agreement, including those in sections 2 and 5, that create post-employment duties and rights.

7.             Company acknowledges receipt of Executive’s agreements with Lazard, as provided to the Company by Executive.  Executive represents that: (a) his execution of this Agreement will not violate the terms of any Agreement to which he is currently bound; and (b) he is not subject to an existing confidentiality, non-compete or similar type Agreement that would prevent, limit or otherwise encumber Executive’s ability to perform his job with the Company.  Executive undertakes to bring to the Company’s attention any change of job description or other circumstance that would potentially breach the confidentiality and non-compete aspects of the Lazard agreements, and the Company undertakes to cooperate in commercially reasonable, good faith efforts to reduce or remove the potential for breach.

8.             Upon termination of his employment for any reason, Executive shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Company.

9.             If the parties determine, or the Internal Revenue Service asserts, that any payments or benefits to be made or provided to Executive hereunder do not comply with Section 409A of the Internal Revenue Code, then the parties agree to mutually take such actions as are reasonably necessary or appropriate to ensure compliance with Section 409A.

10.           Notwithstanding the foregoing, this Agreement is subject to and contingent upon a satisfactory background check in which information that Executive has provided regarding items such as education, work experience, criminal record and professional credentials will be verified.  Executive may be asked to provide additional information or assist in the process if Company encounters any difficulties in the verification of this information.  If any of the information is found to be untrue or misrepresented, this offer will be withdrawn, or, if employed, Executive’s employment will be terminated.

11.           By accepting this offer, Executive agrees that he shall at all times:

a.                     adhere to the Company’s Trading and Risk Management Policies and Procedures,

b.                    adhere to the Company’s Code of Business Conduct, and

c.                     not misrepresent nor conceal information regarding transactions from senior management or any person responsible for the accurate recording and reporting of each transaction.

If the foregoing meets with your understanding of our agreement, please execute, date and return one original Agreement for our files.

Very truly yours,

PLAINS ALL AMERICAN GP LLC

By:
	Name:	Greg L. Armstrong
	Title:	Chairman and CEO

AGREED TO AND ACCEPTED
this day of September, 2010

John R. Rutherford